CONSOLIDATED FINANCIAL STATEMENTS Rhapsody International Inc. Years Ended September 30, 2018 and 2017 With Report of Independent Auditors

Rhapsody International Inc.
Consolidated Financial Statements
Years Ended September 30, 2018 and 2017

Report of Ernst & Young LLP, Independent Auditors
The Board of Directors and Stockholders
Rhapsody International Inc.
We have audited the accompanying consolidated financial statements of Rhapsody International Inc., which comprise the consolidated balance sheets as of September 30, 2018 and 2017, and the related consolidated statements of operations and comprehensive income (loss), changes in stockholders’ deficit and cash flows for the years then ended, and the related notes to the consolidated financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Rhapsody International Inc. at September 30, 2018 and 2017, and the consolidated results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.
The Company’s Ability to Continue as a Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has recurring losses from operations, has a working capital deficiency, and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.
/s/ Ernst & Young LLP
Seattle, Washington
March 20, 2019,
except for the Basis of Presentation paragraph of Note 1, as to which the date is
April 3, 2019

1

Rhapsody International Inc.

Consolidated Balance Sheets
(In Thousands, Except Share Data)

	September 30
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$10,430	$10,373
Accounts receivable, net	19,905	25,929
Prepaid expenses and other current assets	942	1,427
Royalties advances	7,617	2,747
Total current assets	38,894	40,576

Restricted cash	2,357	4,150
Equipment and software, net	580	1,146
Other non-current assets	315	429
Goodwill	14,538	14,546
Total assets	$56,684	$60,847

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$869	$1,229
Accrued royalties and fulfilment	70,769	76,447
Accrued expenses	7,376	10,959
Due to related parties	11,966	11,020
Deferred revenue	4,152	4,399
Notes payable	12,805	17,570
Total current liabilities	107,937	121,624

Other non-current liabilities	649	1,262
Total liabilities	108,586	122,886

Commitments and contingencies

Stockholders’ deficit:
Preferred stock, $0.01 par value: 47,500,000 shares authorized, issued and outstanding as of September 30, 2018 and 2017	475	475
Common stock, Class A, $0.01 par value: 101,500,000 shares authorized as of September 30, 2018 and 2017; 52,316,109 shares issued and outstanding as of September 30, 2018 and 2017	523	523
Common stock, Class B, $0.01 par value: 73,000,000 shares authorized as of September 30, 2018 and 2017; 13,757,582 shares issued and outstanding as of September 30, 2018 and 2017	138	138
Additional paid-in capital	93,189	93,856
Accumulated other comprehensive income	3,664	227
Accumulated deficit	(149,891)	(157,258)
Total stockholders’ deficit	(51,902)	(62,039)
Total liabilities and stockholders’ deficit	$56,684	$60,847
See accompanying notes.

2

Rhapsody International Inc.
Consolidated Statements of Operations and Comprehensive Income (Loss)
(In Thousands)

	Year Ended September 30
	2018	2017

Revenues	$150,278	$181,930
Cost of revenues	114,690	155,866
Gross profit	35,588	26,064

Operating expenses:
Sales, marketing, and customer acquisition	1,910	12,393
Technology and product development	7,399	10,680
General and administrative	10,846	15,582
Restructuring	0	2,202
Total operating expenses	20,155	40,857

Income (loss) from operations	15,433	(14,793)

Other expense:
Interest expense	(3,443)	(3,496)
Other income (expense), net	(2,629)	1,381
Loss on debt extinguishment	(520)	0
Total other expense	(6,592)	(2,115)

Income (loss) before income tax expense	8,841	(16,908)
Income tax expense	(1,474)	(1,380)
Net income (loss)	7,367	(18,288)

Other comprehensive gain (loss):
Gain (loss) on translation adjustment	3,437	(1,428)
Other comprehensive gain (loss)	3,437	(1,428)
Comprehensive income (loss)	$10,804	$(19,716)
See accompanying notes.

3

Rhapsody International Inc.
Consolidated Statements of Changes in Stockholders’ Deficit
(In Thousands, Except Share Data)

			Common Stock				Additional	Accumulated Other		Total
	Preferred Stock		Class A		Class B		Paid-In	Comprehensive	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Income	Deficit	Deficit

Balances at September 30, 2016	47,500,000	$475	52,316,109	$523	13,757,582	$138	$88,959	$1,655	$(138,970)	$(47,220)
Stock-based compensation	–	–	–	–	–	–	3,483	–	–	3,483
Issuance of warrants to related-party (see Note 6)	–	–	–	–	–	–	1,414	–	–	1,414
Loss on translation adjustment	–	–	–	–	–	–	–	(1,428)	–	(1,425)
Net loss	–	–	–	–	–	–	–	–	(18,288)	(18,288)
Balances at September 30, 2017	47,500,000	475	52,316,109	523	13,757,582	138	93,856	227	(157,258)	(62,039)
Stock-based compensation	–	–	–	–	–	–	1,343	–	–	1,343
Reversal of stock-based compensation (see Note 13)	–	–	–	–	–	–	(2,010)	–	–	(2,010)
Gain on translation adjustment	–	–	–	–	–	–	–	3,437	–	3,437
Net income	–	–	–	–	–	–	–	–	7,367	7,367
Balances at September 30, 2018	47,500,000	$475	52,316,109	$523	13,757,582	$138	$93,189	$3,664	$(149,891)	$(51,902)
See accompanying notes.

4

Rhapsody International Inc.
Consolidated Statements of Cash Flows
(In Thousands)

	Year Ended September 30
	2018	2017
Operating activities
Net income (loss)	$7,367	$(18,288)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Stock-based compensation	1,343	3,483
Issuance of warrants to related parties	–	1,414
Reversal of stock-based compensation	(2,009)	–
Depreciation and amortization	1,035	1,612
Foreign currency remeasurement (gain) loss	2,747	(205)
Other	90	(25)
Change in fair value of warrant liability	(137)	(549)
Loss on extinguishment of debt	520	–
Non-cash interest expense	2,377	1,426
Changes in operating assets and liabilities:
Accounts receivable	5,395	9,884
Prepaid expenses and other assets	(4,811)	5,510
Accounts payable	(314)	(212)
Accrued royalties and fulfilment	(4,108)	(7,822)
Other accrued liabilities	(3,950)	(97)
Deferred revenue	(233)	(930)
Other assets	(64)	105
Net cash provided by (used in) operating activities	5,248	(4,694)

Investing activities
Purchases of property and equipment	(359)	(221)
Net cash used in investing activities	(359)	(221)

Financing activities
Proceeds from loan from related parties (Note 6)	–	10,000
Proceeds from issuance of notes payable	58,806	–
Principal payments on loans	(64,730)	(2,556)
Changes in restricted cash	1,794	–
Net cash (used in) provided by financing activities	(4,130)	7,444

Foreign currency effect on cash and cash equivalents	(702)	268

Change in cash and cash equivalents	57	2,797
Cash and cash equivalents at beginning of year	10,373	7,576
Cash and cash equivalents at end of year	$10,430	$10,373

Supplemental disclosures of cash flow information
Cash paid for interest expense	$642	$2,378
See accompanying notes.

5

Rhapsody International Inc.
Notes to Consolidated Financial Statements
September 30, 2018
1. Description of Business and Summary of Significant Accounting Policies
Description of Business
Rhapsody International Inc. (the Company) operates a music business offering a comprehensive set of digital music products and services designed to provide consumers with broad access to digital music. The Company’s primary service is a subscription music service offering on-demand streaming services and conditional downloads through unlimited access to a catalog of millions of music tracks. The Company operates its music service under the Napster brand name within the United States of America (U.S.), Europe, Central and South America, and Canada. Prior to July 2016, the Company’s service was branded as Rhapsody in the U.S.
Liquidity and Capital Resources
The Company generated a net income of $7.4 million and a net loss of $18.3 million in 2018 and 2017, respectively. The Company had an accumulated deficit of $149.9 million and a working capital deficit of $69.0 million at September 30, 2018. The working capital deficit includes $70.8 million of accrued music royalties classified as a current liability, of which $11.6 million relates to tracks which the Company and its service provider have been unable to identify the applicable right-holders.
The Company generated operating income and generated cash from operations in 2018. However, to meet future liquidity needs, the Company will need additional financing for operations and growth. Additional financing may not be available on a timely basis or on terms acceptable to the Company, which could harm the Company’s business and financial condition, results of operations, and cash flows.
These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern and do not include any adjustments that might result from the outcome of this uncertainty. This basis of accounting contemplates the recovery of the Company’s assets and the satisfaction of liabilities in the normal course of business.

6

Rhapsody International Inc.
Notes to Consolidated Financial Statements (continued)

1. Description of Business and Summary of Significant Accounting Policies (continued)
Basis of Presentation
The consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles (U.S. GAAP) and reflect all adjustments that, in the opinion of the Company’s management, are necessary for a fair presentation of the consolidated financial position and results of operations for the years ended September 30, 2018 and 2017. These adjustments include the presentation of Royalties advances within current assets and additional details on the foreign and domestic components of income taxes in the income tax footnote which were updated on April 3, 2019 for the purpose of complying with Regulation S-X, Rule 3-05 of the Securities and Exchange Commission and the inclusion of these financial statements in a Form 8-K/A filing by RealNetworks, Inc.
Consolidation
The consolidated financial statements include the accounts of Rhapsody International Inc. and its wholly owned subsidiaries. The Company has eliminated all significant intercompany transactions in the consolidated financial statements.
Use of Estimates
The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make certain estimates, judgments, and assumptions that affect the reported amounts of assets and liabilities and the related disclosures at the date of the consolidated financial statements, as well as the reported amounts of revenue and expenses during the periods presented. Estimates are used for the allowance for sales returns and bad debt, unbilled receivables, accrued royalties and fulfillment, stock-based compensation, fair values of financial instruments, fair values of stock awards issued or share‑based payments to non-employees, fair value of assets acquired, and income taxes. To the extent there are material differences between these estimates, judgments, or assumptions and actual results, the Company’s consolidated financial statements will be affected.
Cash and Cash Equivalents
Cash and cash equivalents include highly liquid securities with maturities, when acquired, of three months or less and are carried at cost, which approximates market value given their short‑term nature.

7

Rhapsody International Inc.
Notes to Consolidated Financial Statements (continued)

1. Description of Business and Summary of Significant Accounting Policies (continued)
Accounts Receivable
Billed accounts receivable are recorded at the invoiced amount and do not bear interest. Unbilled accounts receivable arise when revenues, though appropriately recorded, have not yet been billed and include amounts to be billed in subsequent periods. The Company maintains an immaterial allowance for sales returns and bad debts. The allowance is based upon historical loss patterns, the number of days that billings are past due, and an evaluation of the potential risk of loss associated with delinquent accounts. The Company also considers any changes to the financial condition of its customers and any other external market factors that could impact the collectability of its receivables in the determination of its allowance for sales returns and bad debt. The Company writes off accounts when it has determined that an account will be uncollectible, usually after the account is over 90 days past due and after pursuing collection, or sooner in the event of customer bankruptcy or other circumstances that make further collection unlikely. For the years ended September 30, 2018 and 2017, charge-offs to bad debt expense as a percentage of revenue were 0.4%.
Included in accounts receivable are various amounts owed to the Company for services performed or products delivered that remained unbilled to customers. As of September 30, 2018 and 2017, the amounts unbilled were $7.8 million and $11.5 million, respectively. These amounts have met recognition criteria, are based on best estimates, and have now been billed to customers after the fiscal year-end. The Company considers these amounts collectible and has determined that no allowance is necessary.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and trade accounts receivable. The Company maintains cash and cash equivalents with financial institutions of high-credit quality.

8

Rhapsody International Inc.
Notes to Consolidated Financial Statements (continued)

1. Description of Business and Summary of Significant Accounting Policies (continued)
The Company performs ongoing credit evaluations of customers and resellers to assess the probability of accounts receivable collection based on a number of factors, including past transaction experience with the customer, evaluation of their credit history, and review of the invoicing terms of the contract. The Company generally does not require collateral. The Company maintains reserves for potential credit losses on customer accounts when deemed necessary. For the fiscal years ended September 30, 2018 and 2017, two customers comprised more than 10% of total revenue and more than 10% of accounts receivable as described below.

	2018		2017
	Percentage of Total Revenue	Percentage of Accounts Receivable	Percentage of Total Revenue	Percentage of Accounts Receivable

Customer A	22%	46%	24%	32%
Customer B	19%	36%	20%	50%

Concentration of Suppliers Risk
The Company’s business is dependent on receiving content from three major content providers and numerous independent providers. While the Company does not foresee this, any interruption in the supply of content from any one of the three major providers could adversely impact the Company’s business.
Equipment and Software, Net
Equipment and purchased software are recorded at amortized cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets. The useful lives of equipment and purchased software range from two to four years.
Depreciation and amortization expense was $915,000 and $1.8 million during the years ended September 30, 2018 and 2017, respectively. Maintenance and repairs are expensed as incurred.

9

Rhapsody International Inc.
Notes to Consolidated Financial Statements (continued)

1. Description of Business and Summary of Significant Accounting Policies (continued)
Intangible Assets
Intangible assets consist primarily of developed technology, trademarks, and trade names. Intangible assets are amortized on a straight-line basis over one to ten years, which approximates their estimated useful lives. Aggregate amortization expense of intangible assets was $120,000 and $194,000 for the years ended September 30, 2018 and 2017, respectively, and is classified in cost of revenues on the consolidated statements of operations and comprehensive income (loss).
Goodwill
Goodwill is an asset representing the future economic benefits arising from other assets acquired in a business combination that are not individually identified and separately recognized. The Company accounts for goodwill in accordance with Accounting Standards Codification (ASC) 350, Intangibles – Goodwill and Other, which states that goodwill should either be amortized or evaluated for impairment at least annually or when an event occurs or circumstances change to suggest that the carrying amount may not be recoverable. The Company does not amortize goodwill. Goodwill is tested at the reporting-unit level (the Company has only one reporting unit) by comparing the reporting unit’s carrying amount, including goodwill, to the fair value of the reporting unit.
Effective October 1, 2017, the Company adopted Accounting Standards Update (ASU) 2017-04, Simplifying the Test for Goodwill Impairment, which was issued by the Financial Accounting Standards Board (FASB). The guidance in the ASU simplifies certain aspects of the goodwill impairment test, including the elimination of the requirement to perform a qualitative assessment of the likelihood of a goodwill impairment for reporting units with a negative carrying value of net assets. The Company’s only reporting unit has a negative carrying value. As a result, the Company will no longer be required to perform the qualitative assessment.

10

Rhapsody International Inc.
Notes to Consolidated Financial Statements (continued)

1. Description of Business and Summary of Significant Accounting Policies (continued)
Long-Lived Assets
The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. Recoverability of assets held and used is measured by a comparison of the carrying amount of the asset group to the estimated undiscounted future cash flows expected to be generated by the asset group. If such assets are considered impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset group exceeds its fair value.
Fair Value of Financial Instruments
The Company defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities, which are required to be recorded at fair value, the Company considers the principal or most advantageous market in which the Company would transact and the market-based risk measurements or assumptions that market participants would use in pricing the asset or liability, such as inherent risk, transfer restrictions and credit risk.
Revenue
The majority of the Company’s revenue is generated through subscription products. The Company recognizes revenue when (1) persuasive evidence exists of an arrangement with the customer reflecting the terms and conditions under which products or services will be provided, (2) delivery has occurred or services have been provided, (3) the fee is fixed or determinable, and (4) collection is reasonably assured.
The Company’s revenue is generated through consumer transactions or through a reseller. Consumer subscription products are paid in advance, typically for monthly, quarterly, or annual periods. Transactions through a reseller are typically paid in arrears for monthly subscriptions. Subscription revenue is recognized ratably over the related subscription period.
Deferred revenue consists of both prepaid but unrecognized subscription revenue, where cash is received in advance of the delivery or completion of the services or in instances when revenue recognition criteria have not been met. Deferred revenue is recognized when the services are provided and all revenue recognition criteria have been met.

11

Rhapsody International Inc.
Notes to Consolidated Financial Statements (continued)

1. Description of Business and Summary of Significant Accounting Policies (continued)
Taxes Collected From Customers
The Company collects various types of taxes from its customers, assessed by governmental authorities, which are imposed on and concurrent with revenue-producing transactions, and remits such amounts to the appropriate governmental authority. Such taxes are recorded on a net basis and are not presented on the accompanying consolidated statements of operations and comprehensive income (loss).
Cost of Revenues
Cost of revenues consists of the content royalties, infrastructure costs related to content streaming, and maintaining the Company’s service, including the employee costs associated with supporting these functions. Due to the length of time it can take to settle accrued royalties with labels, music rights holders, and European Copyright Collection Societies; unmatched royalty accruals; final rate agreements; and royalty audit settlements, cost of revenues can fluctuate significantly from year to year based upon changes in estimate recorded in any given period. During the year ended September 30, 2018, the Company recorded a benefit pertaining to such matters of $2.9 million that reduced cost of revenues.
Sales, Marketing, and Customer Acquisition Expenses
Sales, marketing, and customer acquisition expenses are primarily related to advertising expense, payroll, and other related expenses of employees in those functions.
The Company records the cost of advertising and promoting its products as sales, marketing, and customer acquisition expenses as incurred. Advertising expense totaled $69,000 and $4.9 million for the years ended September 30, 2018 and 2017, respectively. The decrease in advertising expense was a result of the change in the Company’s business strategy after the restructuring, refer to Note 14 for further discussion.

12

Rhapsody International Inc.
Notes to Consolidated Financial Statements (continued)

1. Description of Business and Summary of Significant Accounting Policies (continued)
Technology and Product Development
The Company incurs product development expenses consisting of employee compensation, information technology, consulting, and costs associated with supporting consumer-connected-device manufacturers in implementing its service in their products. The Company incurs product development expenses primarily for improvements to its website and for developing and expanding the Napster music platform to numerous consumer electronic devices. The Company generally expenses product development costs as incurred.
General and Administrative
General and administrative expenses primarily relate to payroll and related expenses for human resources, legal, accounting and executive functions, as well as professional service firms that provide assistance to the Company. Also in general and administrative, the Company included rent, utilities, employee stock-based compensation, and other facility costs.
Internal Use Software and Website Development Costs
Costs incurred to develop software for internal use, including mobile device applications, are required to be capitalized and amortized over the estimated useful life of the asset if certain criteria are met. Costs related to design or maintenance of internal-use software are expensed as incurred. The Company evaluates the costs incurred during the application development stage of website development to determine whether the costs meet the criteria for capitalization. Costs related to preliminary project activities and post-implementation activities are expensed as incurred. As of September 30, 2018 and 2017, the Company had not incurred material costs related to internal use software, other than design and maintenance, and as such, no costs were capitalized.
Income Taxes
Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

13

Rhapsody International Inc.
Notes to Consolidated Financial Statements (continued)

1. Description of Business and Summary of Significant Accounting Policies (continued)
On December 22, 2017, President Trump signed into law new legislation (the “Act”) that significantly revises the Internal Revenue Code of 1986, as amended. The newly enacted federal income tax law, among other things, contains significant changes to corporate taxation, including reduction of the corporate tax rate from a top marginal rate of 35% to a flat rate of 21%, limitation of the tax deduction for interest expense to 30% of adjusted earnings, limitation of the deduction for newly generated net operating losses to 80% of current year taxable income and elimination of net operating loss carrybacks, one time taxation of offshore earnings at reduced rates regardless of whether they are repatriated (the “Transition Tax”), future taxation of certain classes of offshore earnings regardless of whether they are repatriated, immediate deductions for certain new investments instead of deductions for depreciation expense over time, and modifying or repealing many business deductions and credits.
As a result of the Act’s reduction to the corporate tax rate from 35 percent to 21 percent, the Company’s Federal deferred tax assets decreased by $15.7 million, with the difference recorded as an income tax expense; however, the reduction to the corporate tax rate results in an income tax benefit of $15.7 million for the corresponding decrease in the Company’s valuation allowance. As a result of the two offsetting entries to income tax expense, the reduction to the corporate tax rate results in no change to income tax expense.
In prior years, the Company had not recognized a deferred tax liability for the undistributed earnings of its foreign subsidiaries because the Company did not expect to remit those earnings in the foreseeable future. In the year ended September 30, 2016, the Company determined it could no longer assert that it was permanently invested in the earnings of its foreign subsidiaries, though no cash was repatriated to the U.S. from any of the foreign subsidiaries during the year. A deferred tax liability related to undistributed earnings of foreign subsidiaries was recorded for the years ended September 30, 2018 and 2017.
A valuation allowance against deferred tax assets is established if, based on all available evidence, it is more likely than not that some or all of the deferred tax assets are not expected to be realized. The Company recognizes income tax expense related to uncertain tax positions as part of its income tax provision and recognizes interest and penalties related to uncertain tax positions in interest expense and other expenses, respectively. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

14

Rhapsody International Inc.
Notes to Consolidated Financial Statements (continued)

1. Description of Business and Summary of Significant Accounting Policies (continued)
Stock Compensation Plan
In 2010 the Company established the 2010 Omnibus Incentive Plan (the 2010 Plan) pursuant to which the Company’s Board of Directors granted stock options, restricted stock unit awards to employees, directors of the Company, and non-employees to acquire shares of the Company’s Class B common stock. In February 2015, the Company’s Board of Directors suspended further grants in the 2010 Plan. At this time, the Company also adopted the 2015 Equity Incentive Plan (the 2015 Plan).
Stock-based compensation expense for restricted stock units (RSUs) awards is estimated at the grant date based on the fair market value of the underlying stock, as determined by the Board of Directors. RSU awards cliff-vest after seven years from date of grant. In the event of an initial public stock offering, the awards contain certain accelerating vesting provisions.
Stock options granted under the 2010 Plan to employees that are vested do not become exercisable unless and until the optioned shares are covered by an effective registration statement under the Securities Act of 1933, as amended, and under the applicable securities laws of any state, or a change in ownership and control of the Company. Stock options granted under the 2015 Plan generally will vest and become exercisable 25% after one year with an additional 12.5% after each additional six-month period.
Stock-based compensation expense for stock options is estimated at the grant date based on the award’s fair value as calculated by the Black-Scholes option-pricing model. As the 2010 Plan has restrictions on exercisability of the stock options, stock-based compensation for stock options granted and outstanding under the 2010 Plan will not be recognized until one of the events described above becomes probable. The Black‑Scholes model requires various highly judgmental assumptions, including the Company’s common stock value and volatility, and expected option term.
The Company’s stock-based compensation costs are based upon the grant-date fair market value of restricted stock units (RSUs) as determined by the Board of Directors on the date of grant.
Stock-based awards issued to non-employees are accounted for based on the fair value of the equity instruments issued.

15

Rhapsody International Inc.
Notes to Consolidated Financial Statements (continued)

1. Description of Business and Summary of Significant Accounting Policies (continued)
As of September 30, 2018, there were 500,000 stock options and RSUs authorized for issuance and outstanding under the 2010 Plan. As of September 30, 2018, there were 33.2 million shares authorized for issuance under the 2015 Plan, of which 21.5 million stock options and RSUs were outstanding and 11.7 million remained available for future issuance under the 2015 Plan.
Leases
The Company accounts for lease agreements by categorizing leases at their inception as either operating or capital leases depending on certain defined criteria. On certain lease agreements, the Company may receive rent holidays and other incentives. Lease expense is recognized on a straight-line basis without regard to deferred payment terms, such as rent holidays, that defer the commencement date of required payments. Additionally, incentives received are treated as a reduction of costs over the term of the agreement.
Foreign Currency Translation and Transaction Gains and Losses
The functional currencies of the Company’s foreign subsidiaries, the Euro, British Pound, or Brazilian Real, are the local currency in the country in which the subsidiary is located. Assets and liabilities of the foreign locations are translated to U.S. dollars using the exchange rate at each balance sheet date. Income and expense accounts are translated using an average exchange rate during the period. Translation adjustments are included in accumulated other comprehensive income, a separate component of stockholders’ deficit, and in the foreign currency effect on cash and cash equivalents, on the consolidated statements of cash flows.
Transaction gains and losses, including intercompany transactions denominated in a currency other than the functional currency of the entity involved, are included in other income (expense), net on our consolidated statements of operations and comprehensive income (loss). In connection with the remeasurement of intercompany balances, we recorded a loss of $2.7 million in 2018 and recorded a gain of $205,000 in 2017.

16

Rhapsody International Inc.
Notes to Consolidated Financial Statements (continued)

1. Description of Business and Summary of Significant Accounting Policies (continued)
Recent Accounting Pronouncements
In May 2014, the FASB issued new revenue recognition guidance. The guidance will require an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The new guidance will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective. The new guidance is effective for the Company for the fiscal year ending September 30, 2020 with early adoption permitted beginning January 1, 2018. The guidance permits the use of either the retrospective or cumulative effect transition method. The Company is evaluating the effect that the guidance will have on its consolidated financial statements and related disclosures. The Company has not yet selected a transition method nor determined the effect of the standard on its ongoing financial reporting. We are evaluating the impact of the acquisition of the Company by RealNetworks (see Note 16) on the timing of our adoption of this standard since RealNetworks adopted this standard on January 1, 2018.
In February 2016, the FASB issued new guidance related to the accounting for leases by lessees. A major change in the new guidance is that lessees will be required to present the right-of-use assets and lease liabilities on the balance sheet. The new guidance will be effective for the Company for the fiscal year ending September 30, 2021. While we continue to assess all potential impacts of this new standard, we anticipate this standard will have a material impact on our financial position, primarily due to our office space operating leases, as we will be required to recognize right-of-use assets and lease liabilities on our consolidated balance sheets. However, we do not expect the adoption to have a significant impact on our results of operations or cash flows. We are evaluating the impact of the acquisition of the Company by RealNetworks (see Note 16) on the timing of our adoption of this standard since RealNetworks adopted this standard on January 1, 2019.
In November 2015, the FASB issued new guidance (ASU No. 2015-17) related to the balance sheet classification of deferred taxes. A major change in the new guidance is that deferred tax liabilities and assets must be classified as noncurrent in a classified statement of financial position rather than separately stating deferred income tax liabilities and assets into current and noncurrent amounts in a classified statement of financial position. The Company has early adopted ASU No. 2015-17 for the fiscal year ending September 30, 2018 and has applied this position retrospectively to all periods presented. See Note 7 for more detail.

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Rhapsody International Inc.
Notes to Consolidated Financial Statements (continued)

2. Fair Value Measurements
The Company measures certain financial instruments at fair value on a recurring basis, including cash equivalents and warrants. The fair value of these financial instruments was determined based on three levels of inputs:
Level 1 – Observable inputs, such as quoted prices in active markets for identical assets or liabilities
Level 2 – Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly; these include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active
Level 3 – Unobservable inputs that reflect the reporting entity’s own assumptions
Whenever possible, when determining fair value, the Company uses observable market data, and relies on unobservable inputs only when observable market data is not available. On a recurring basis, the Company measures at fair value certain financial assets and liabilities, which consist of certificates of deposit and warrants.
The carrying amounts reflected on the consolidated balance sheets for receivables, accounts payable, and other accrued liabilities approximate fair value due to their short-term nature.
Items Measured at Fair Value on a Recurring Basis
The Company has certificate of deposit assets and warrant liabilities that have been measured at fair value. The balances for our certificate of deposits and warrants are immaterial as of September 30, 2017 and 2018.
Items Measured at Fair Value on a Nonrecurring Basis
Certain assets and liabilities of the Company are measured at estimated fair value on a nonrecurring basis. These assets and liabilities are subject to fair value adjustments only in certain circumstances (for example, when there is evidence of impairment). There were no impairment adjustments for the years ended September 30, 2018 and 2017.

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Rhapsody International Inc.
Notes to Consolidated Financial Statements (continued)

3. Intangible Assets
Intangible assets, which are a component of other non-current assets in the accompanying balance sheets, consist of the following at September 30 (in thousands):

		2018
	Useful Lives	Gross Amount	Accumulated Amortization	Net

Developed technology	1–3 years	$10,057	$10,057	$ –
Trade names and trademarks	2–10 years	1,990	1,810	180
Total		$12,047	$11,867	$180

		2017
	Useful Lives	Gross Amount	Accumulated Amortization	Net

Developed technology	1–3 years	$10,057	$10,053	$4
Trade names and trademarks	2–10 years	1,990	1,690	300
Total		$12,047	$11,743	$304

As of September 30, 2018, estimated future amortization of other intangible assets is as follows (in thousands):

2019	$120
2020	60
2021 and thereafter	–
Total	$180

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Rhapsody International Inc.
Notes to Consolidated Financial Statements (continued)

4. Equipment and Software, Net
Equipment and software, net consists of the following at September 30 (in thousands):

	2018	2017

Computer equipment	$8,983	$8,871
Software	2,566	2,562
Office equipment	494	413
Leasehold improvements	782	867
Total equipment and software	12,825	12,713
Less accumulated depreciation	(12,245)	(11,567)
Equipment and software, net	$580	$1,146

5. Accrued Expenses
Accrued expenses consist of the following at September 30 (in thousands):

	2018	2017

Employee compensation, commissions and benefits	$2,361	$2,021
Sales and other taxes	4,161	2,121
Professional fees	352	2,285
Class B common stock warrant liability	239	375
Partner bounty	15	3,617
Other	248	540
Total	$7,376	$10,959

6. Related-Party Transactions
RealNetworks has invoiced the Company at cost for certain costs incurred by RealNetworks on the Company’s behalf. The total amounts incurred by the Company for these costs for the years ended September 30, 2018 and 2017, were approximately $40,000 and $105,000, respectively. These costs are billed directly to the Company and are included in the consolidated financial statements within the relevant expense caption and as due to related parties.

20

Rhapsody International Inc.
Notes to Consolidated Financial Statements (continued)

6. Related-Party Transactions (continued)
In November 2016, two shareholders each extended a $5.0 million loan to the Company for a total of $10 million (Shareholder Loans). The loans had original maturity dates of November 2017 but have not yet been repaid. In addition, there is a change in control repayment premium in an amount equal to three times the original principal amount, plus all accrued and unpaid interest thereon payable at the time of repayment, in addition to the principal and accrued interest and other amounts so repaid on any such date. The shareholder loans have an interest rate of 10% per annum and shall be paid by capitalizing such interest and adding it to (and thereby increasing) the outstanding principal amount of the loan. The principal and interest balance of the Shareholder Loans at September 30, 2018 was $12.0 million and is included in the consolidated financial statements as due to related parties. All interest shall be paid in full in cash on the maturity date.
On January 10, 2017, the Company issued 2,750,000 Class B (non-voting) stock warrants, split equally, to its two largest shareholders, at an initial exercise price of $0.88 per share. These warrants are exercisable within the earlier of ten years from the date of issue or a specified change of control event. The warrants were for payment of management services and these services completed in March 2017. Therefore, the non-employee stock-based compensation of $1.4 million related to these warrants was fully recognized during the year ended September 30, 2017.
7. Income Taxes
In 2018, the Company’s pre-tax book income was $4.6 million and $4.2 million for U.S. and foreign entities, respectively.
The Company recognized income tax expense of $1.5 million and $1.4 million during the years ended September 30, 2018 and 2017, respectively. The income tax expense consists primarily of foreign withholding tax expense and immaterial amounts of state income tax expense and international income tax expense. The differences between this amount and the amounts computed by applying the IRC Section 15 blended U.S. federal income tax rate of 24% to pretax income from continuing operations are due principally to recording a valuation allowance against deferred tax assets and foreign subsidiary activity.
Deferred income taxes reflect the tax effect of net operating loss and tax credit carryforwards and the net temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, offset by a valuation allowance. The Company adopted ASU No. 2015-17 retrospectively for all periods presented below. The adoption of ASU No. 2015-17 has had no material impact to the financial statements.

21

Rhapsody International Inc.
Notes to Consolidated Financial Statements (continued)

7. Income Taxes (continued)
Significant components of deferred tax assets and liabilities as of September 30 are as follows (in thousands):

	2018	2017
Deferred tax assets:
Net operating losses	$22,878	$37,510
Accrued royalties	3,679	5,421
Stock compensation and warrant	2,297	3,186
Transfer pricing	3,000	2,658
Depreciation and amortization	897	1,737
Deferred revenue	750	1,275
Accrued expenses	413	615
Other	1,054	1,741
Total	34,968	54,143
Less valuation allowance	(34,482)	(53,341)
Net deferred tax assets	486	802

Deferred tax liabilities	(486)	(802)
Net deferred tax liabilities	(486)	(802)

Net deferred tax assets	$ –	$ –

The Company has recognized a full valuation allowance for its net deferred tax assets due to the uncertainty of realizing the benefits of the net deferred tax assets. The valuation allowance decreased by $18.9 million during the year ended September 30, 2018 and increased by $6.5 million during the year ended September 30, 2017.
The Company has a federal net operating loss carryforward of approximately $78 million that will begin to expire in 2030 and state net operating loss carryforwards of approximately $1.4 million (tax effected) that will begin to expire according to state-specific laws.

22

Rhapsody International Inc.
Notes to Consolidated Financial Statements (continued)

7. Income Taxes (continued)
The Company and its subsidiaries are subject to U.S. federal income tax as well as the income tax of multiple state and foreign jurisdictions. Foreign jurisdictions where there are wholly owned subsidiaries of Rhapsody International Inc. which require income tax filings include Luxembourg, Germany, the United Kingdom, Brazil, Argentina, and France. The tax years that remain open to examination by the taxing authorities are tax years ending September 30, 2010, to the present (varies by jurisdiction). The net operating losses from prior years are subject to adjustment under examination unless utilized in a year in which the statute of limitation has expired.
A reconciliation of the change in the amount of gross unrecognized tax benefits as of September 30 is as follows (in thousands):

	2018	2017

Balance at beginning of year	$499	$496
Gross increases – prior period tax positions	1,705	–
Gross increases – current period tax positions	655	3
Balance at end of year	$2,859	$499

As of September 30, 2018, the Company had $2.9 million of unrecognized tax benefits consisting of $549,000 of Federal research and development tax credit carryforward and $2.3 million of Brazil concession of use fee, which represents an uncollectable 6% fee of Napster Brazil’s net revenue for fiscal years 2016 through 2018. No reserves for uncertain tax positions were recorded for the year ended September 30, 2018. The Company does not anticipate that the amount of existing unrecognized tax benefits will significantly increase or decrease within the next 12 months.
8. Debt
On September 23, 2015, the Company entered into a Loan and Security Agreement (2015 LSA) with two separate banks (Lenders). The 2015 LSA outlined terms for two banks to lend the Company $10 million under a Term Loan. The 2015 Term Loan has an interest rate equal to 11% plus the amount by which one-month London Interbank Offered Rate exceeds 0.50%. The loan had an interest-only payment period until May 1, 2017. The Company shall also pay the Lenders $300,000 upon the earlier of (i) payment in full of the principal, (ii) an event of default, or (iii) upon maturity of the loan.

23

Rhapsody International Inc.
Notes to Consolidated Financial Statements (continued)

8. Debt (continued)
The Company also entered into a Loan and Security Agreement (Revolver LSA) with one of the two banks in the 2015 Term Loan. The amount available on the Revolver LSA is based upon accounts receivable and direct-to-consumer subscription deposits. The revolving line had an original maximum available balance of $12.5 million. The maturity date on this loan is September 23, 2018. The interest rate is the greater of 3.25% or the Prime Rate published in the Wall Street Journal. Interest is due monthly.
At the inception of the 2015 Term Loan, the Company recorded debt issuance costs of $1.3 million in deferred costs and a debt discount of $605,000. Interest expense for the amortization of the debt discount is calculated on an effective interest rate basis over the life of the 2015 Term Loan.
In connection with the 2015 Term Loan, the Company issued warrants to purchase Class B common stock. The warrants price is the lower of (a) $0.88 per share, or (b) the lowest effective price per share at which the Company issues and sells capital stock in the next non-public offering of its equity transaction, or series of related transactions for equity financing purposes in which cash is received by the Company and/or debt of the Company is canceled or converted in exchange for equity securities, in either case, with aggregate gross cash proceeds of at least $5 million. Since no next-round stock was issued on or before September 23, 2017, the warrants were priced at $0.88 and 1,136,364 shares were issued. The estimated fair value of the warrants at the inception of the 2015 Term Loan was calculated using the Black-Scholes option-pricing model with the following assumptions:

Inception

Volatility	44.69%
Expected life in years	10
Risk-free interest rate	2.16%
Expected dividend yield	–%

The 2015 Term Loan was originally set to mature on October 1, 2019, and the Revolver LSA on September 23, 2018. The loans are secured by the tangible and intangible assets of the Company. The loans also contain certain financial covenants. As of December 31, 2016, the Company was not in compliance with one of the financial covenants and remained non-compliant with this covenant through March 31, 2017. In addition, the Company incurred indebtedness in excess of the amount permitted to be incurred per the agreements (Permitted Indebtedness).

24

Rhapsody International Inc.
Notes to Consolidated Financial Statements (continued)

8. Debt (continued)
Starting June 23, 2017, the Company entered into several forbearance agreements and amendments to the 2015 Term Loan and the Revolver LSA (Forbearance Agreements). As part of the Forbearance Agreements, the default related to the Permitted Indebtedness was waived once the Company met certain conditions. The Lenders also agreed in the Forbearance Agreements to forbear from taking any enforcement action with respect to the financial covenant default subject to the terms and conditions set forth in the various agreements.
As part of the Forbearance Agreements, the Company paid a total of $125,000 in amendment fees, fees in lieu of additional warrants in total of $298,000, a pro-rated facility fee of $31,000, and payments of all Lender’s expenses incurred related to the Forbearance Agreements. In addition, the revolving line of credit on the Revolver LSA decreased to a maximum available balance of $7 million with a maturity date of December 15, 2017, and the Company was required to make a $1 million paydown of principal on the 2015 Term Loan prior to the debt refinance that was required to be closed no later than October 27, 2017.
On October 27, 2017, the Company entered into a Non Recourse Purchase of Eligible Receivables Agreement (NRP Agreement) with an international bank (Purchaser) in which the Company will sell and assign on a continuing basis its eligible receivables to the Purchaser in return for 90% of the receivables upfront up to a maximum amount of $15 million in advances. The initial funding occurred on October 31, 2017 and was approximately $9.6 million. The Company used this funding to pay off the 2015 Term Loan on November 1, 2017. The paydown to the Lenders included all outstanding principal and interest as of November 1, 2017 as well as a final payment of $300,000, a prepayment fee of $140,000 and the Company incurred other loss on debt extinguishment costs of $80,000. The Company also used this funding to pay down the Revolver LSA to $7 million per the Forbearance Agreements.
On December 15, 2017, the Company entered into an Amended and Restated Loan and Security Agreement (Amended Revolver LSA). The amount available on the Amended Revolver LSA is based upon accounts receivable and direct-to-consumer subscription deposits. The amended revolving line has a maximum available balance of $7 million. The maturity date on this loan is no later than October 31, 2018 with earlier maturity possible based on conditions set forth in the Amended Revolver LSA. The Amended Revolver LSA requires the Company to maintain a balance of unrestricted cash at the bank of not less than $1.5 million plus 5% of the total amount outstanding under the NRP Agreement. The interest rate is 0.75% above the Prime Rate (defined as the greater of 4.25% or the Prime Rate published in the Wall Street Journal). Interest is due monthly.

25

Rhapsody International Inc.
Notes to Consolidated Financial Statements (continued)

8. Debt (continued)
On October 24, 2018, the Company entered into the first amendment to the Amended Revolver LSA to extend the maturity date on this loan to January 31, 2019. On January 28, 2019, the Company entered into the second amendment to the Amended Revolver LSA to extend the maturity date on this loan to April 30, 2019.
9. Commitments and Contingencies
Restricted Cash
As of September 30, 2018, the Company had $2.4 million in restricted cash, a decrease of $1.8 million from September 30, 2017. $1.9 million is related to a financial covenant in the Amended Revolver LSA that requires the Company to maintain a balance of unrestricted cash at the bank of not less than $1.5 million at all times and 5% of all amounts outstanding under the NRP Agreement. An additional $493,000 is a cash collateral agreement in connection with the issuance of the letter of credit executed in October 2013 to satisfy requirements under an office lease. This cash collateral is part of other noncurrent assets on the consolidated balance sheets. As of September 30, 2017, the covenant in the Revolver LSA required the Company to maintain a balance of unrestricted cash at the bank of not less than $3.5 million and the cash collateral agreement required a $650,000 letter of credit.
Royalty Audits
On April 11, 2018, a major content provider provided notice of intent to audit the Company in respect of royalties due during the period January 1, 2014 through March 31, 2018. The audit is on-going and no preliminary results have been delivered.
Litigation
From time to time the Company is, and expects to continue to be, subject to legal proceedings and claims in the ordinary course of its business, including employment claims, contract-related claims, and claims of alleged infringement of third-party patents, trademarks, and other intellectual property rights. These claims, including those described above, even if not meritorious, could force the Company to spend significant financial and managerial resources in responding to these claims. The Company is not aware of any legal proceedings or claims, other than the one noted below, that the Company believes will have, individually or taken together, a material adverse effect on the Company’s business, prospects, financial condition, or results of operations. However, the Company may incur substantial expenses in defending against third-party claims and certain pending claims are moving closer to trial.

26

Rhapsody International Inc.
Notes to Consolidated Financial Statements (continued)

9. Commitments and Contingencies (continued)
In March 2016, the Company was notified of a putative consumer class action lawsuit relating to an alleged failure to pay so-called “mechanical royalties” on behalf of the Plaintiffs and “other similarly-situated holders of mechanical rights in copyrighted musical works.” On April 7, 2017, the Plaintiffs and Rhapsody agreed to settlement terms during a mediation session. The long form Settlement Agreement was executed effective on January 16, 2019. The damages payable under the Settlement Agreement will be calculated on a claims made basis, subject to an overall maximum of $10 million. The Company has not recorded an accrual related to this settlement as of September 30, 2018 or 2017, as the Company does not believe the amount payable is reasonably estimable.
10. Lease Obligations
During 2018 and 2017, the Company had no capital leases.
The Company has several non-cancelable operating leases for office space that expire at various dates from 2019 to 2023. Total rent expense for the years ended September 30, 2018 and 2017, was $1.3 million and $1.1 million, respectively.
Future minimum payments under non-cancelable operating leases as of September 30, 2018, are as follows (in thousands):

Office Leases

2019	$1,136
2020	1,070
2021	432
Total minimum payments	$2,638

27

Rhapsody International Inc.
Notes to Consolidated Financial Statements (continued)

11. Guarantees
In the ordinary course of business, the Company enters into agreements with various content providers that guarantee a minimum amount of royalty payments in a given period. The Company believes it will exceed all guarantee minimum amounts of royalty payments in the future and, as such, no accrual was recorded as of September 30, 2018 or 2017.
The Company is subject to standard indemnification and warranty provisions that are contained within many of the Company’s customer license and service agreements. Indemnification and warranty provisions contained within the Company’s customer license and service agreements are those management considers necessary and consistent with those prevalent in the Company’s industry. The duration of the Company’s product warranties generally does not exceed 90 days following delivery of the Company’s products. The Company has not incurred significant obligations under customer indemnification or warranty provisions historically and does not expect to incur significant obligations in the future. Accordingly, the Company does not maintain accruals for potential customer indemnification or warranty-related obligations.
12. Stockholders’ Deficit
The Company is authorized to issue two classes of common stock and one class of preferred stock.
Class A Common Stock
As of September 30, 2018, the Company is authorized to issue 101.5 million shares of Class A common stock with a par value of $0.01 per share. Holders of Class A common stock are entitled to one vote per share, to receive dividends and, upon liquidation or dissolution, are entitled to receive all assets available for distribution to stockholders in conjunction with holders of Class B common stock as a single class. The holders have no preemptive or other subscription rights and there are no redemption or sinking funds with respect to such shares.

28

Rhapsody International Inc.
Notes to Consolidated Financial Statements (continued)

12. Stockholders’ Deficit (continued)
Class B Common Stock
As of September 30, 2018, the Company is authorized to issue 73.0 million shares of Class B common stock with a par value of $0.01 per share. Holders of Class B common stock are not entitled to any voting rights. Such holders are entitled to receive dividends and, upon liquidation or dissolution, are entitled to receive all assets available for distribution to stockholders in conjunction with holders of Class A common stock as a single class. The holders have no preemptive or other subscription rights and there are no redemption or sinking funds with respect to such shares. Class A common stock and Class B common stock shall rank equally with the Preferred Stock with respect to dividend rights and asset distribution.
Preferred Stock
As of September 30, 2018, the Company is authorized to issue 47.5 million shares of preferred stock with a par value of $0.01 per share. Holders of preferred stock are entitled to one vote per share. Each share may be converted by the holder into one share of Class A common stock at such holder’s option.
In the event of a liquidation or dissolution, holders of preferred stock shall be entitled to receive out of the assets available to the stockholders for distribution, prior to and in preference to any distribution made on the common stock or any other stock ranking junior to the preferred stock, amounts as specified in the Company’s certificate of incorporation.
Liquidation Preference
In the event of liquidation where stockholders of the Company are entitled to receive distributions less than $50 million in the aggregate, the holders of preferred stock are entitled to receive preference during the distribution, and the holders of common stock shall receive their pro rata share of the remaining proceeds. In the event the stockholders are entitled to receive distributions greater than $50 million in the aggregate, the holders of preferred stock no longer have preference and proceeds shall be distributed based on the contractual terms described in the Company’s Amended and Restated Certificate of Incorporation.
13. Stock-Based Compensation
Stock-based compensation expense was $1.3 million and $3.5 million during the years ended September 30, 2018 and 2017, respectively. As of September 30, 2018, total unrecognized stock-based compensation on outstanding awards was $1.8 million.

29

Rhapsody International Inc.
Notes to Consolidated Financial Statements (continued)

13. Stock-Based Compensation (continued)
The compensation expense is recognized over the vesting period of 4 years on a straight-line basis. Stock-based compensation expense is recorded net of estimated forfeitures. Forfeitures are estimated at the time of grant and this estimate is revised, as necessary, in subsequent periods.
During the years ended September 30, 2018 and 2017, the Company granted 7,821,197 and 3,070,750 options, respectively with a grant date fair value of $0.43 and $0.80, respectively. During the year ended September 30, 2018, the Company granted 4,542,947 RSUs with a grant date fair value of $0.43 and no RSUs were granted during 2017. No additional disclosure of the stock option plan was made due to the immaterial stock-based compensation expense related to the options and RSUs granted during the years ended September 30, 2018 and 2017.
In 2013, the Company entered into an Equity Subscription Agreement with a partner pursuant to which the Company agreed to issue shares of the Company’s Class B common stock upon the achievement of certain milestones related to the subscriber migration and other service offerings. Under the terms of the Equity Subscription Agreement, no additional shares were issued during the years ended September 30, 2018 and 2017. The partner’s rights to additional shares expired during 2018. Therefore, in 2018 the Company reversed the accrued stock-based compensation expenses of $2.0 million, which is included in sales, marketing, and customer acquisition expenses. In 2017, the Company recognized stock-based compensation related to these non-employee equity awards of $1.9 million.
14. Restructuring
On May 18, 2017, the Company communicated the plan of management to restructure the organization to set it up for long-term health and self-sustaining from a cash flow perspective. The restructure affected approximately 40% of the Company’s workforce, including contractor relationships. The Company incurred approximately $2.2 million in restructuring expenses related to this plan, which were recorded as operating expenses during the years ended September 30, 2018 and 2017. No additional expenses are expected in subsequent years related to this plan.
15. Employee Benefit Plan
Employees are eligible to participate in the Company’s defined contribution retirement plan (401(k) Plan) on the first day of the month following their date of hire. Employees may elect to contribute, on a pretax basis, up to the lesser of 15% of eligible compensation or $18,000 per calendar year. The Company changed the plan during the year ended September 30, 2015, to provide a matching contribution. For the years ended September 30, 2018 and 2017, the Company recorded $105,000 and $222,000, respectively, of matching contribution expense.

30

Rhapsody International Inc.
Notes to Consolidated Financial Statements (continued)

16. Subsequent Events
Subsequent events are events or transactions that occur after the balance sheet date but before the consolidated financial statements are available to be issued. The Company recognizes in the consolidated financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing the consolidated financial statements. The Company’s consolidated financial statements do not recognize subsequent events that provide evidence about conditions that did not exist at the date of the balance sheet but arose after the balance sheet date and before consolidated financial statements are available to be issued. The notes to the financial statements provide disclosures of certain subsequent events that did not result in recognition in the consolidated financial statements. The Company has evaluated subsequent events through March 20, 2019, which is the date the accompanying consolidated financial statements were available to be issued.
On January 18, 2019, our two largest investors, RealNetworks (Buyer) and Rhapsody Applebee, LLC (Seller) entered into a Purchase Agreement (Purchase Agreement) whereby the Buyer acquired all of the Seller’s equity and debt interests in the Company (Acquisition). The Purchase Agreement provides that the Buyer acquired the Seller’s $5,000,000 unsecured note receivable from the Company. Subsequent to this transaction, the Company is a controlled subsidiary of RealNetworks as it owns an aggregate of approximately 84% of the outstanding stock of the Company. The terms of the transaction include initial cash consideration of $1.0 million, $0.2 million of which was paid by the Buyer at closing and the remainder of which will be paid no later than April 25, 2019. During the five years following the acquisition, RealNetworks will pay the lesser of (a) an additional $14.0 million to seller, (paid ratably over such five-year period), or (b) if RealNetworks sells the interest to a third party for less than $15.0 million, the actual amount received by RealNetworks, minus the $1.0 million initial payment. Moreover, in the event that RealNetworks sells such equity interest for consideration in excess of $15.0 million, then RealNetworks will pay seller additional consideration, which shall in no event exceed an additional $25.0 million. In order for Seller to receive the full $40.0 million, the proceeds from the sale of Napster received by RealNetworks for the equity interest acquired would have to exceed $60.0 million. The accompanying financial statements do not reflect any adjustments to give effect to this change in control transaction.

31